                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                    ALLTRISTA REINCORPORATION MERGERSUB, INC.



                  ALLTRISTA REINCORPORATION MERGERSUB, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  1. The name of the corporation is Alltrista Reincorporation MergerSub, Inc. Alltrista Reincorporation MergerSub, Inc. was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 11, 2001.

                  2. Pursuant to Section 242 and 245 of the General Corporation Law of the State Delaware (the GCL"), this Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation of this corporation.

                  3. The text of the Certificate of Incorporation of the corporation is hereby restated and amended to read in its entirety as follows:

                         ARTICLE I. NAME OF CORPORATION

                  The name of the corporation is Alltrista Corporation (hereinafter, the "Corporation").

                 ARTICLE II. REGISTERED OFFICE REGISTERED AGENT

                  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

                    ARTICLE III. PURPOSE; TERM OF EXISTENCE

                  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the GCL.

                  The period during which the Corporation shall continue is perpetual.

                           ARTICLE IV. CAPITAL STOCK

                  SECTION A. NUMBER OF SHARES OF CAPITAL STOCK AND DESIGNATION OF CLASSES.

                  (1) The amount of total authorized capital stock of this Corporation shall be 55,000,000 shares, divided as follows: (i) 50,000,000 shares of Common Stock, par value $.01,


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(the "Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, par value
$.01, of which 250,000 shall be designated as "Series A Junior Participating Preferred Stock".

                  (2) The Preferred Stock may be issued from time to time as herein provided in one or more series. The Board of Directors shall have the authority to determine and state the designations and the relative rights (including, if any, conversion rights, participation rights, voting rights, dividend rights, and stated, redemption and liquidation values), ranking preferences, limitations and restrictions of each such series by the adoption of resolutions prior to the issuance of each such series authorizing the issuance of such series. All shares of Preferred Stock of the same series shall be identical with each other in all respects.

                  (3) Two hundred fifty thousand (250,000) shares of Preferred Stock shall be designated as "Series A Junior Participating Preferred Stock" and shall have the preferences, limitations, and relative voting and other rights as follows:

                  (A) Dividends and Distributions.

                      (1) Subject to the prior and superior rights of the
                  holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $5.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after the date rights are issued pursuant to the Rights Agreement, dated as of March 23, 1993, as amended and restated as of May 7, 1999 and as further amended as of July 19, 2001, between the Corporation and EquiServe Trust Company, N.A. a national banking association, as successor in interest to The First Chicago Trust Company of New York (the "Rights Declaration Date") (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each

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                  such case the amount to which holders of shares of Series A
                  Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                      (2) The Corporation shall declare a dividend or
                  distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (1) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $5.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                      (3) Dividends shall begin to accrue and be cumulative on
                  outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which event such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                  (B) Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

                      (1) Subject to the provision for adjustment hereinafter
                  set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                      (2) Except as otherwise provided herein or by law, the
                  holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                      (3) (a) If at any time dividends on any Series A Junior
                  Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

                          (b) During any default period, such voting right of
                      the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (3)(c) of this Section (B) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default

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                      period, they shall have the right, voting as a class, to
                      elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

                          (c) Unless the holders of Preferred Stock shall,
                      during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Corporate Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subparagraph (3)(c) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph (3)(c), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of shareholders.

                          (d) In any default period, the holders of Common
                      Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may, except as provided in subparagraph (3)(b) of this Section (B), be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this paragraph (3) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause
                      (y) of the foregoing sentence.

                          (e) Immediately upon the expiration of a default
                      period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in these Amended Articles or the Bylaws irrespective of any increase made pursuant to the provisions of subparagraph
                      (3)(b) of this Section (B) (such number being subject, however, to change thereafter in any manner provided by law or in these Amended Articles or the Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

                      (4) Except as set forth herein, holders of Series A Junior
                  Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  (C) Certain Restrictions.

                      (1) Whenever quarterly dividends or other dividends or
                  distributions payable on the Series A Junior Participating Preferred Stock as provided in Section (A) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                          (a) declare or pay dividends on, make any other
                      distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

                          (b) declare or pay dividends on or make any other
                      distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                          (c) redeem or purchase or otherwise acquire for
                      consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

                          (d) purchase or otherwise acquire for consideration
                      any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series of classes.

                      (2) The Corporation shall not permit any subsidiary of the
                  Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of this Section (C), purchase or otherwise acquire such shares at such time and in such manner.

                  (D) Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  (E) Liquidation, Dissolution or Winding Up.

                      (1) Upon any liquidation (voluntary or otherwise),
                  dissolution or winding up of the Corporation, no distribution shall be made to the



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


                  holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (a) the Series A Liquidation Preference by (b) 100 (as appropriately adjusted as set forth in subparagraph (3) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (c), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

                      (2) In the event, however, that there are not sufficient
                  assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

                      (3) In the event the Corporation shall at any time after
                  the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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                  (F) Consolidation Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (G) Redemption. The shares of Series A Junior Participating Preferred Stock shall be redeemable at a price equal to the product of
         (a) the current market price of the Common Stock and (b) the Adjustment Number.

                  (H) Ranking. The Series A Junior Participating Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

                  (I) Amendment. These Amended Articles shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

                  (J) Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

         SECTION B. ISSUE AND CONSIDERATION FOR CAPITAL STOCK

         (1) The Board of Directors shall have the authority to authorize and direct the issuance by the Corporation of shares of Common Stock and Preferred Stock at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as it may determine, subject to the restrictions, limitations, conditions and requirements imposed by the provisions of this Restated Certificate of Incorporation, by the provisions of the resolutions authorizing the issuance of any series of shares of Preferred Stock adopted by the Board of Directors, or by the provisions of the GCL.

         (2) When payment of the consideration for which any share or shares of stock so authorized to be issued shall have been received by the Corporation, such share or shares of stock so authorized to be issued shall have been received by the Corporation, such share or shares shall be declared and be taken to be fully paid and not liable to any further call or assessment, and the holder or holders thereof shall not be liable for any further payments thereon.

         SECTION C. NO PREEMPTIVE RIGHTS

         The shareholders have no preemptive rights to subscribe to or purchase any additional issues of shares of capital stock of the Corporation purchased or acquired by the Corporation and not canceled but held as treasury stock.

         SECTION D. AMENDMENT

         Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of at least three-fourths of the combined voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter amend or adopt any provision inconsistent with the first sentence of Section A, paragraph 2, of this Article IV.

                               ARTICLE V. VOTING

         SECTION A. COMMON STOCK

         Each owner of record (as of the record date fixed by the By Laws or the Board of Directors for any such determination of shareholders) of shares of Common Stock shall have one (1) vote per share of Common Stock standing in his, her or its name on the books of the Corporation with respect to each matter to be voted on, including the election of directors and on matters referred to shareholders.

         SECTION B. PREFERRED STOCK

         Subject to the requirements of the GCL or applicable regulations of any exchange on which the Corporation's capital stock may be listed, holders of Preferred Stock shall have such voting rights as may be determined and designated by the Board of Directors in accordance with Article IV hereof.

         SECTION C. NO CUMULATIVE VOTING

         No holders of shares of Common Stock shall have any right to cumulative voting.

                             ARTICLE VI. DIRECTORS

         SECTION A. NUMBER AND TERM

         The maximum number of directors shall be nine and the minimum number shall be two. The exact number may from time to time be specified by the Bylaws of the Corporation at not less than two nor more than nine. If the number of directors is not specified by the Bylaws, the number shall be six. Subject to the rights, if any, of the holders of shares of any class or series of Preferred Stock then outstanding to elect directors under specified circumstances as may be required by the GCL or applicable regulations of any exchange on which the Corporation's capital stock may be listed, the directors shall be classified, with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as possible, as shall be specified by the Bylaws, one (1) class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 2002, another class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 2003, and another class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 2004, with each director to hold office until his successor is elected and qualified. At each Annual Meeting of Shareholders of the Corporation, the successor of each director whose term expires at that Annual Meeting shall be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of his election, or until his successor is elected and qualified.

         SECTION B. QUALIFICATIONS

         Directors need not be shareholders of the Corporation. A majority of the directors at any time shall be citizens of the United States.

         SECTION C. VACANCIES

         Subject to the rights, if any, of the holders of shares of any class or series of Preferred Stock then outstanding to elect directors under specified circumstances as may be required by the GCL or applicable regulations of any exchange on which the Corporation's capital stock may be listed, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         SECTION D. REMOVAL

         Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding to elect directors under specified circumstances as may be required by the GCL or applicable regulations of any exchange on which the Corporation's capital stock may be listed, any director may be removed from office, but only for cause and only by the affirmative vote of the holders of at least three-fourths of the combined voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

         SECTION E. AMENDMENT

         Notwithstanding anything contained in this Restated Certificate to the contrary, the affirmative vote of the holders of at least three-fourths of the combined voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or to repeal this Article VI.

         SECTION F. BYLAWS.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

         SECTION G. EXCULPATION OF LIABILITY.

         No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII. PROVISIONS FOR REGULATIONS OF BUSINESS AND CONDUCT OF AFFAIRS OF
                                 THE CORPORATION

         SECTION A. MEETINGS

         Meetings of the stockholders and the directors of this Corporation may be held either within or without the State of Delaware, and at such place as the Bylaws shall provide or, in default of such provisions, at such place as the Board of Directors shall designate.

         SECTION B. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Indemnification of directors, officers and employees shall be as follows:

         (1) The Corporation shall indemnify each person who is or was a director, officer or employee of the Corporation, or of any other corporation, partnership, joint venture, trust or other enterprise which he is serving or served in any capacity at the request of the Corporation, against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, actions, suit or proceeding (whether actual or threatened, brought by or in the right of the corporation of such other corporation, partnership, joint venture, trust or other enterprise, or otherwise, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the

Corporation or of such other corporation, partnership, joint venture, trust or other enterprise or by reason of any past or future action taken or not taken in his capacity as such director, officer or employee, whether or not he continues to be such at the time such liability or expense is incurred, provided that a determination is made by the Corporation in accordance with Delaware law that such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation or at least not opposed to the best interests of such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, and, in addition, in any criminal action or proceedings, had reasonable cause to believe his conduct was lawful or no reasonable cause to believe that his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the standard of conduct described in the previous sentence. Notwithstanding the foregoing, there shall be no indemnification (a) as to amounts paid or payable to the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, for or based upon the director, officer or employee having gained in fact any personal profit or advantage to which he was not legally entitled; (b) as to amounts paid or payable to the Corporation for an accounting of profits in fact made from the purchase or sale of securities of the corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law; or (c) with respect to matters as to which indemnification would be in contravention of the laws of the State of Delaware or of the United States of America whether as a matter of public policy or pursuant to statutory provisions.

         (2) Any such director, officer or employee who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described herein shall be entitled to indemnification as of right, except to the extent he has otherwise been indemnified. Except as provided in the preceding sentence, any indemnification hereunder shall be granted by the Corporation, but only if (a) the Board of Directors, acting by a quorum consisting of directors who are not partners to or who have been wholly successful with respect to such claim, action, suit or proceeding, shall find that the director, officer or employee has met the applicable standards of conduct set forth in paragraph 1 of this Section B of
Article VII; or (b) outside legal counsel engaged by the Corporation (who may be regular counsel of the Corporation) shall deliver to the corporation its written opinion that such director, officer or employee has met such applicable standards of conduct; or (c) a court of competent jurisdiction has determined that such director, officer or employee has met such standards, in an action brought either by the Corporation, or by the director, officer or employee seeking indemnification, applying de novo such applicable standards of conduct. The termination of any claim, action, suit or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the applicable standards of conduct set forth in paragraph 1 of this Section B of Article VII.

         (3) As used in this Section B of Article VII, the term "liability" shall mean amounts paid in settlement or in satisfaction of judgments of fines or penalties, and the term "expense" shall include, but not be limited to, attorneys' fees and disbursements, incurred in connection with the claim, action, suit or proceeding. The Corporation may advance expenses to, or where appropriate may at its option and expense undertake the defense of, any such director, officer or employee upon receipt of an undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that the person is not entitled to indemnification under this Section B of Article VII.

         (4) The provisions of this Section B of Article VII shall be applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof. If several claims, issues or matters of action are involved, any such director, officer or employee may be entitled to indemnification as to some matters even though he is not so entitled as to others. The rights of indemnification provided hereunder shall be in addition to any rights to which any director, officer or employee concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of the heirs, executors and administrators of any such director, officer or employee. Any repeal or modification of the provisions of this Section B of
Article VII by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses existing pursuant to this Section B of Article VII with respect to any acts or omissions occurring prior to such repeal or modification.

 ARTICLE VIII. FAIR PRICE, FORM OF CONSIDERATION AND PROCEDURAL SAFEGUARDS FOR
                   CERTAIN RELATED PARTY BUSINESS COMBINATIONS

         SECTION A. HIGHER VOTE REQUIRED FOR CERTAIN RELATED PARTY BUSINESS
                    COMBINATIONS

         (1) In addition to any affirmative vote required by law or under these Amended Articles, and except as otherwise expressly provided in Section B of this Article VIII, any Related Party Business Combination (as hereinafter defined) shall require the affirmative vote of the holders of at least three-fourths of the Voting Stock (as hereinafter defined), voting together as a single class. For purposes of this Article VIII, each share of Voting Stock shall have the number of votes granted to it pursuant to this Restated Certificate of Incorporation.

         (2) Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

         SECTION B. WHEN HIGHER VOTE NOT REQUIRED

         The provisions of Section A of this Article VIII shall not be applicable to any particular Related Party Business Combination, and such Related Party Business Combination shall require only such affirmative vote as is required by law or any other provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following subparagraphs 1 or 2 are met:

         (1) Approval of Disinterested Directors. The Related Party Business Combination shall have been expressly approved by a majority (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Related Party, as hereinafter defined, to become a Related Party) of the Disinterested Directors (as hereinafter defined); or

         (2) Fair Price, Form of Consideration and Procedural Requirements. All of the following conditions shall have been met:

                  (A) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Related Party Business Combination (the "Consummation Date") of consideration other than cash to be received per share by holders of shares of any class or series of Capital Stock (as hereinafter defined) in such Related Party Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (2). (A) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Related Party has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock):

                      (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Related Party for any shares of such class or series of Capital Stock acquired by or on behalf of the Related Party (a) within the two-year period immediately prior to the first public announcement of the proposal of the Related Party Business Combination (the "Announcement Date") or (b) in the transaction in which it became a Related Party, whichever is higher;

                      (2) the Fair Market Value per share of such class or
                  series of Capital Stock on the Announcement Date or on the date on which the Related Party became a Related Party (the "Determination Date"), whichever is higher;

                      (3) (if applicable) the price per share equal to the Fair
                  Market Value per share of such class or series of Capital Stock determined pursuant to the immediately preceding clause
                  (2), multiplied by the ratio calculated by dividing (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Related Party for any share of such class or series of Capital Stock in connection with the acquisition by the Related Party of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date by (b) the Fair Market Value per share of such class or series of Capital Stock on the first day in such two-year period on which Related Party acquired beneficial ownership of any share of such class or series of Capital Stock;

                      (4) in the case of Common Stock, the Corporation's net
                  income per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date, multiplied by the higher of the then price/earnings multiple (if any) of such Related Party or the highest price/earnings multiple of the Corporation within the two-year period immediately preceding the Announcement Date (such price/earnings multiples being determined as customarily computed and reported in the financial community); or

                      (5) in the case of any class or series of Capital Stock
                  other than Common Stock, the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

         All per share prices shall be adjusted for any intervening stock splits, stock dividends and reverse stock splits.

                  (B) The consideration to be received by holders of a particular class or series of Capital Stock shall be in cash or in the same form as the Related Party has previously paid for shares of such particular stock. If the Related Party has paid for shares of any class or series of Capital Stock with varying forms of consideration, the form of consideration for such particular stock shall be either cash or the form used to acquire the largest number of shares of such particular stock previously acquired by it.

                  (C) After such Related Party has become a Related Party and prior to the Consummation Date:

                      (1) there shall have been (a) no reduction in the annual
                  rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of Common Stock), except as approved by a majority of the Disinterested Directors, and
                  (b) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors;

                      (2) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any other outstanding class or series of Capital Stock, except as approved by a majority of the Disinterested Directors; and

                      (3) such Related Party shall have not become the
                  beneficial owner of any additional shares of Capital Stock, except as part of the transaction which results in such Related Party becoming a Related Party.

                  (D) After such Related Party has become a Related Party, such Related Party shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Related Party Business Combination, or otherwise.

                  (E) A proxy or information statement describing the proposed Related Party Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 calendar days prior to the consummation of such Related Party Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Related Party Business Combination that the Disinterested Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Disinterested Directors, the opinion of an investment banking firm selected by a majority of the Disinterested Directors as to the fairness (or not) of the terms of the Related Party Business Combination from a financial point of view to the holders of the shares of any class or series of Capital Stock other than the Related Party and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by this Corporation.

                  (F) Such Related Party shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Disinterested Directors.

         SECTION C. DEFINITIONS FOR ARTICLE VIII

         For the purposes of this Article VIII:

         (1) The term "Related Party Business Combination" shall mean any transaction referred to in one or more of the following:

                  (A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (1) any Related Party or (2) any other corporation (whether or not itself a Related Party) which is, or after such merger or consolidation would be, an Affiliate or Associate (as hereinafter defined) of any Related Party; or

                  (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Party or any Affiliate or Associate of any Related Party of any assets of the Corporation or any subsidiary having an aggregate Fair Market Value of Ten Million Dollars ($10,000,000) or more; or

                  (C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities having an aggregate Fair Market Value of Ten Million Dollars ($10,000,000) or more of the Corporation or any subsidiary to any Related Party or any Affiliate or Associate of any Related Party in exchange for cash, securities or other property (or combination thereof); or

                  (D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Party or any Affiliate or Associate of any Related Party; or

                  (E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a Related Party or any Affiliate or Associate of any Related Party) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Party or any Affiliate or Associate of any Related Party; or

                  (F) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (A) through (E).

         (2) The term "Related Party" shall mean any person (other than the Corporation or any Subsidiary, and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

                  (A) is the beneficial owner (as hereinafter defined) of more than 10 percent of the voting power of the outstanding Voting Stock; or

                  (B) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock; or

                  (C) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Party, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

         For purposes of determining whether a person is a Related Party, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Section C(4), hereof, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         (3) The term "person" shall mean any individual, firm, partnership, trust, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock.

         (4) A person shall be a "beneficial owner" of any Voting Stock:

                  (A) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                  (B) which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, understanding or relationship or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or (2) the right to vote pursuant to any agreement, arrangement, understanding or relationship; or (3) the right to invest, including the power to dispose or to direct the disposition of, pursuant to any agreement, arrangement, understanding or relationship; or

                  (C) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

         (5) The term "Affiliate," used to indicate a relationship with a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

         (6) The term "Associate," used to indicate a relationship with a specified person, shall mean:

                  (A) any corporation or organization (other than the Corporation or a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; or

                  (B) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; or

                  (C) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person; or

                  (D) any person who is a director or officer of such specified person or any of its parents or subsidiaries (other than the Corporation or a Subsidiary).

         (7) The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Party set forth in Section C(2), hereof, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

         (8) The term "Disinterested Director" shall mean:

                  (A) any member of the Board of Directors of the Corporation who is unaffiliated with the Related Party and was a member of the Board of Directors prior to the time that the Related Party became a Related Party; or

                  (B) any successor of a Disinterested Director who is unaffiliated with the Related Party and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

         (9) The term "Fair Market Value" shall mean:

                  (A) in the case of stock, the highest closing sale price during the 30-calendar-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc., or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-calendar-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotation is available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and

                  (B) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

         (10) The term "Capital Stock" shall mean all Capital Stock of the Corporation authorized to be issued from time to time under Article V of these Amended Articles, and the term "Voting Stock" shall mean the then outstanding shares of Capital Stock of the Corporation entitled to vote generally in the election of directors.

         (11) In the event of any Related Party Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in Sections B(2) (A) and B(2) (B) of this Article VIII shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

         SECTION D. DETERMINATION BY THE DISINTERESTED DIRECTORS

         A majority of the Disinterested Directors or, if there should be no Disinterested Directors, a majority of the directors, shall have the power and duty to determine for the purposes of this Article VIII, on the basis of information known to them after reasonable inquiry:

         (1) Whether a person is a Related Party;

         (2) The number of shares of Voting Stock beneficially owned by any person;

         (3) Whether a person is an Affiliate or Associate of another;

         (4) Whether the assets which are the subject of any Related Party Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Related Party Business Combination has, an aggregate Fair Market Value of Ten Million Dollars ($10,000,000) or more; and

         (5) Such other matters with respect to which a determination is required under this Article VIII.

         A majority of the Disinterested Directors or, if there should be no Disinterested Directors, a majority of the directors shall have the further power to interpret all of the terms and provisions of this Article VIII.

         SECTION E. EFFECT ON FIDUCIARY OBLIGATIONS

         (1) Nothing contained in this Article VIII shall be construed to relieve any Related Party from any fiduciary obligation imposed by law.

         (2) The fact that any Related Party Business Combination complies with the provisions of Section B. of this Article VIII shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Related Party Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Related Party Business Combination.

         SECTION F. AMENDMENT

         Notwithstanding any other provision of law, this Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser vote may be specified by law, this Restated Certificate of Incorporation or the Bylaws of the Corporation, and in addition to any affirmative vote of holders of any class or series of Capital Stock of the Corporation then outstanding which is required by law or by or pursuant to this Restated Certificate of Incorporation, the affirmative vote of the holders of at least three-fourths of the combined voting power of the shares of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VIII; provided, however, that this Section F. shall not apply to, and such three-fourths vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all such directors are persons who would be eligible to serve as Disinterested Directors within the meaning of this Article VIII.

         IN WITNESS WHEREOF, Alltrista Corporation has caused this Restated Certificate of Incorporation to be duly executed by its duly authorized officer this 18th day of December 2001.



                                 /s/ Ian G.H. Ashken
                                 -----------------------
                                 Ian G.H. Ashken
                                 Secretary